                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                  SIX MONTHS
                                                                    ENDED
                                                                   JUNE 30,
                                                                --------------
                                                                2004     2003
                                                                -----    -----
Net income..................................................    $  28    $  25
Add:
  Interest expense..........................................       69       69
  Amortization of interest capitalized......................        1        1
  Portion of rentals representative of the interest
     factor.................................................        5        5
  Income tax benefit and other taxes on income..............        9        1
  Minority interest.........................................        3        3
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........       --        2
                                                                -----    -----
     Earnings as defined....................................    $ 115    $ 106
                                                                =====    =====
Interest expense............................................    $  69    $  69
Interest capitalized........................................        1        2
Portion of rentals representative of the interest factor....        5        5
                                                                -----    -----
     Fixed charges as defined...............................    $  75    $  76
                                                                =====    =====
Ratio of earnings to fixed charges..........................     1.53     1.39
                                                                =====    =====